FOR IMMEDIATE RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Amy Hopkins	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3253
E-Mail: ahopkins@washreit.com	Fax 301-984-9610
www.washreit.com

February 11, 2021

WashREIT Announces Fourth Quarter and Full Year 2020 Results
Washington Real Estate Investment Trust (“WashREIT” or the “Company”) (NYSE: WRE), a leading owner and operator of multifamily and commercial properties in the Washington, DC area, reported financial and operating results today for the quarter and year ended December 31, 2020:

Full-Year 2020 Financial and Operational Results(1)

•Net loss was $15.7 million, or $0.20 per diluted share, including net losses on the sale of real estate of $15.0 million
•NAREIT FFO was $119.4 million, or $1.44 per diluted share
•Core FFO was $1.45 per diluted share
•Net Operating Income (NOI)(2) was $181.2 million
•Same-store(3) NOI declined 5.4% and cash NOI declined 4.9% compared to 2019 primarily due to lower rental income and higher credit losses related to COVID-19
•Same-store Office NOI decreased by 7.1% and cash NOI decreased by 6.4% for the year
•Same-store Multifamily NOI decreased by 0.9% and cash NOI decreased by 1.0% for the year
•Same-store Other NOI decreased by $2.1 million and cash NOI decreased by $1.8 million for the year

Fourth Quarter 2020 Financial and Operational Results

•Net loss was $11.0 million, or $0.13 per diluted share, including net losses on the sale of real estate of $7.5 million
•NAREIT FFO was $26.7 million, or $0.32 per diluted share
•Core FFO was $0.33 per diluted share
•Net Operating Income (NOI)(2) was $42.5 million
•Cash collections improved from the third quarter of 2020
•Same-store NOI and cash NOI declined 11.3% compared to the fourth quarter of 2019 due primarily to lower rental income and higher credit losses on certain tenants impacted by COVID-19
•Multifamily lease rates(4) declined 3.6% and 5.7%, respectively, on a gross blended and effective blended basis during the fourth quarter

Current Operational Highlights

•Cash collections remain strong and stable on a month-to-month basis, in line with Q4 levels
•Urban multifamily net application volume increased 30% year-over-year and total net application volume increased 14% year-over-year in January

Washington Real Estate Investment Trust

•Multifamily new and blended lease rates improved sequentially in January on an effective basis. New and renewal lease executions with commencement dates in February and March indicate continued improvement in effective lease rate growth.
•Trove reached breakeven in December and, as such, incremental leasing is expected to be profitable. Net applications continue to increase and the number of leases signed per month remains above the regional average.
•Multifamily occupancy, excluding Trove, increased 20 basis points in January and appears to be on a positive trend heading into the spring leasing season
•The Company is focusing on growing multifamily occupancy to begin reducing concessions and increasing rents; currently, multifamily occupancy, excluding the Company's two rent-controlled properties, is over 95%
•Commercial tenant decision making appears to be accelerating and active long-term renewal discussions with significant tenants are progressing well, which will be further discussed on the Company's earnings call
•Signed approximately 60,000 square feet of retail lease renewals in January with a weighted average term of over 6 years, representing 10% of retail rental income
•Signed or progressed to advanced-stage renewal negotiations with approximately 7% of commercial revenue in January
•Remaining 2021 commercial lease expirations represented approximately 3% of total revenue for the year

2020 Transaction Activity

•Prepaid at par $250 million 4.95% Senior Notes on April 2, 2020 that were scheduled to mature in October 2020
•Entered into a one-year $150 million unsecured term loan with extension rights in May 2020, which was repaid in full on November 30, 2020
•Closed and funded a $350 million 10-year 3.44% Green Bond on December 17, 2020, the proceeds of which were and will be used to finance or refinance recently completed and future green building and energy efficiency, sustainable water and wastewater management and renewable energy projects
•Prepaid a total of $300 million of term loans as a result of extending the debt maturity ladder with the Green Bond, and the balance, net of expenses, was used to pay down the Company's line of credit
•Completed the sale of three office assets: John Marshall II on April 21, 2020, Monument II on December 2, 2020, and 1227 25th Street on December 17, 2020, for combined proceeds of approximately $163.5 million

Liquidity Position

•Available liquidity of approximately $670 million as of December 31, 2020 consisting of the remaining capacity under the Company's $700 million revolving credit facility and cash on hand
•The Company has no secured debt and no debt scheduled to mature until the fourth quarter of 2022

Fourth Quarter Cash Collections
Multifamily
•Collected 99% of cash rent and 99% of contractual rent due during the fourth quarter
•Net deferred rent(6) associated with multifamily residents was $15 thousand as of January 31, 2021

Commercial
•Collected 99% of cash rent and 99% of contractual rent due from office tenants during the fourth quarter
•Net deferred rent associated with office tenants was $1.0 million as of January 31, 2021
•Collected 94% of cash rent and 97% of contractual rent due from retail tenants during the fourth quarter
•Net deferred rent associated with retail tenants was $1.0 million as of January 31, 2021

Washington Real Estate Investment Trust

"We successfully navigated through a challenging and unexpected year, and we expect to enter the recovery phase of this pandemic with a stronger balance sheet, a reaffirmed strategic direction, and a portfolio that is on the path to growth once demand returns," said Paul T. McDermott, President and CEO. "We have no exposure to co-working operators or tenants, and no single-tenant risk. Additionally, we have manageable near-term commercial lease expirations and our multifamily fundamentals continue to hold up well. As we continue to manage through uncertain, but improving, market conditions, we remain committed to maintaining our financial strength and positioning our portfolio for long-term growth."

Fourth Quarter Operating Results
The Company's overall portfolio NOI from continuing operations was $42.5 million for the quarter ended December 31, 2020 compared to $50.1 million in the corresponding prior year period. The decrease was primarily driven by the impact of net transaction activity during 2019 and 2020, and lower rental income and higher credit losses as a result of COVID-19.

Portfolio by Sector:

▪Multifamily Same-Store NOI - Same-store NOI decreased by 7.2% and cash NOI decreased by 7.3% compared to the corresponding prior year period driven by lower rental income and higher credit losses related to COVID-19, and higher real estate taxes as a result of tax refunds received in Q4 2019. At year end, the total operating portfolio, excluding Trove, was 94.3% occupied(7) and 95.7% leased.

▪Office Same-Store NOI - Same-store NOI and cash NOI decreased by 12.7% compared to the corresponding prior year period, primarily due to lower lease termination fees, lower parking income and an increase in credit losses due primarily to the write-off of intangibles related to two leases impacted by COVID-19. Same-store average occupancy(8) declined 50 basis points sequentially and 220 basis points year-over-year due to expected lease expirations. The Office portfolio was 85.7% occupied and 86.6% leased at year end.

▪Other Same-Store NOI - Same-store NOI and cash NOI decreased by $0.7 million compared to the corresponding prior year period driven by credit losses related to COVID-19 primarily due to the write-off of intangibles related to two leases impacted by COVID-19. The Other portfolio was 86.5% occupied and 89.0% leased at year end.

Multifamily Leasing Activity

▪Lease rates declined 3.6% and 5.7%, respectively, on a gross blended and effective blended basis during the fourth quarter. Suburban lease rates were flat on a gross blended basis and declined 1.6% on an effective blended basis, while urban lease rates declined 5.5% and 7.8% on a gross and effective blended basis during the fourth quarter.

Commercial Leasing Activity

During the fourth quarter, WashREIT signed commercial leases totaling 43,000 square feet, including 17,000 square feet of new leases and 26,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis).

Washington Real Estate Investment Trust

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
New:
Office	9,000	4.5	3.5	$46.32	(5.1)%	$31.52	$11.41
Retail	8,000	5.5	1.8	14.22	12.9%	12.89	3.78
Total	17,000	4.9	3.2	31.77	(1.9)%	23.08	7.95

Renewal:
Office	22,000	7.8	9.0	$54.70	21.7%	$27.38	$22.41
Retail	4,000	3.2	2.0	41.43	3.3%	—	2.72
Total	26,000	7.2	8.2	52.89	19.5%	23.64	19.72

2021 Outlook

The Company is providing Core FFO guidance for Q1 2021 along with key Q1 2021 assumptions and metrics relating to such guidance as described below. While the short-term situation surrounding COVID-19 and the associated economic impact remain fluid, the Company remains focused on delivering improved results over the long term. Therefore, the Company does not expect to provide guidance by quarter on an ongoing basis. When it is in a position to do so, the Company expects to provide full year Core FFO guidance, as well as its full year outlook on key assumptions and metrics, consistent with its pre-COVID-19 practice.

"While we believe that the most disruptive part of the pandemic is behind us and the vaccine distribution should create a positive recovery inflection point during 2021, the timing of inflection and pace of recovery remains uncertain," said Stephen E. Riffee, Executive Vice President and CFO. "However, we believe that we will see rapid improvement once we reach that inflection point which should carry over into 2022 given that the embedded growth drivers we had prior to the pandemic are still intact."

"We expect NOI to bottom in the first quarter of 2021 driven primarily by our year-end asset sales," continued Mr. Riffee. "Following the first quarter, and absent any major setbacks to the current gradual pace of reopening, we expect sequential NOI growth throughout the year to be driven by the continued lease-up of Trove, multifamily NOI growth during the spring and summer leasing seasons, the phased resumption of multifamily unit renovations, and commercial lease commencements. Therefore, we expect our full year results for 2021 to be higher than the first quarter annualized results."

Core FFO for the quarter ending March 31, 2021 is expected to range from $0.29 to $0.32 per fully diluted share(a). The following assumptions are included in the Core FFO guidance for Q1 2021 set forth above:

Q1 2021
Same-Store NOI
Multifamily	$20.25 million - $20.75 million
Office	$17.75 million - $18.5 million
Other	~ $3.0 million
Corporate Expenses
G&A	$6.0 million - $6.25 million
Interest Expense	$10.0 million - $10.25 million
Development Expenditures	$5.0 million - $7.5 million

Washington Real Estate Investment Trust

Full Year 2021 Outlook

The Company is also providing the following key assumptions and metrics regarding G&A expense and interest expense for full year 2021. G&A expense is expected to range from $22.25 million to $23.25 million and interest expense is expected to range from $41.5 million to $42.5 million for the year.

This Outlook does not incorporate any acquisitions or dispositions during the year. This Outlook is based on a number of factors, many of which are outside the Company's control and all of which are subject to change. WashREIT may change the guidance provided during the year as actual and anticipated results vary from these assumptions, but WashREIT undertakes no obligation to do so.

Q1 2021 Guidance Reconciliation Table

A reconciliation of projected net loss per diluted share to projected Core FFO per diluted share for the quarter ending March 31, 2021 is as follows:

	Low	High
Net loss per diluted share(a)	$(0.06)	$(0.03)
Real estate depreciation and amortization	0.35	0.35
NAREIT FFO per diluted share	0.29	0.32
Core adjustments	—	—
Core FFO per diluted share	$0.29	$0.32
(a) Excludes gains or losses on sale of real estate

Dividends

On January 6, 2021 WashREIT paid a quarterly dividend of $0.30 per share.

WashREIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on April 5, 2021 to shareholders of record on March 22, 2021.

Conference Call Information

The Conference Call for Full Year and Fourth Quarter 2020 Earnings is scheduled for Friday, February 12, 2021 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until February 26, 2021 at 11:00 P.M. Eastern Time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-481-4010
International Toll Number:        1-919-882-2331
Conference ID:                38951

The live on-demand webcast of the Conference Call will be available on the Investor section of WashREIT's website at www.washreit.com. Online playback of the webcast will be available following the Conference Call.

Washington Real Estate Investment Trust

About WashREIT

WashREIT owns and operates uniquely positioned real estate assets in the Washington Metro area. Backed by decades of experience, expertise and ambition, we create value by transforming insights into strategy and strategy into action. As of February 11, 2021, the Company's portfolio of 43 properties includes approximately 3.4 million square feet of commercial space and 7,059 multifamily apartment units. These 43 properties consist of 22 multifamily properties,13 office properties, and 8 retail centers. Our shares trade on the NYSE. With a track record of driving returns and delivering satisfaction, we are a trusted authority in one of the nation's most competitive real estate markets.
Note: WashREIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WashREIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Currently, one of the most significant factors is the adverse effect of the COVID-19 virus and ensuing economic turmoil on the financial condition, results of operations, cash flows and performance of WashREIT, particularly the impact of our ability to collect rent on schedule or at all, our ability to lease or release our commercial spaces, and increased credit losses, on the performance of our tenants generally, and on the global economy and financial markets. The extent to which COVID-19 impacts WashREIT and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, the speed of the vaccine rollout, effectiveness and willingness of people to take COVID-19 vaccines, and the duration of associated immunity and their efficacy against emerging variants of COVID-19, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by Amendment No. 1 to the Annual Report on Form 10-K, filed on March 6, 2020, and our Quarterly Report on Form 10-Q, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional factors which may cause the actual results, performance, or achievements of WashREIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements include, but are not limited to the risks associated with the ownership of real estate in general and our real estate assets in particular; the economic health of the greater Washington metro region; our ability to finalize negotiations and enter into new or renewed leases with our tenants; the risk of failure to enter into/and or complete acquisitions and dispositions at all, within the price ranges anticipated and on the terms and timing anticipated; changes in the composition of our portfolio; fluctuations in interest rates; reductions in or actual or threatened changes to the timing of federal government spending; the risks related to use of third-party providers; shifts away from brick and mortar stores to e-commerce; the availability and terms of financing and capital and the general volatility of securities markets; compliance with applicable laws, including those concerning the environment and access by persons with disabilities; the adequacy of our insurance coverage; terrorist attacks or actions and/or cyber-attacks; weather conditions, natural disasters and pandemics; failure to qualify and maintain our qualification as a REIT and the risks of changes in laws affecting REITs; and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2019 Form 10-K, as amended by Amendment No. 1 to the Annual Report on Form 10-K, filed on March 6, 2020, and subsequent Quarterly Reports on Form 10-Q. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events, or otherwise.

This Earnings Release also includes certain forward-looking non-GAAP information. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these estimates, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable efforts

Washington Real Estate Investment Trust

(1) NAREIT Funds From Operations (“FFO”) is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) in its NAREIT FFO White Paper - 2018 Restatement as net income (computed in accordance with GAAP) excluding gains (or losses) associated with sales of properties, impairments of depreciable real estate, and real estate depreciation and amortization. We consider NAREIT FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that NAREIT FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs. Our NAREIT FFO may not be comparable to FFO reported by other REITs. These other REITs may not define the term in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently. NAREIT FFO is a non-GAAP measure.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of WashREIT's operating portfolio and affect the comparative measurement of WashREIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs, severance expenses and other expenses related to corporate restructuring and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of WashREIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain or loss on sale, if any), plus interest expense, depreciation and amortization, lease origination expenses, general and administrative expenses, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We believe that NOI and cash NOI are useful performance measures because, when compared across periods, they reflect the impact on operations of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income. NOI and cash NOI exclude certain components from net income in order to provide results more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. As a result of the foregoing, we provide each of NOI and cash NOI as a supplement to net income, calculated in accordance with GAAP. Neither represents net income or income from continuing operations, in either case calculated in accordance with GAAP. As such, NOI and cash NOI should not be considered alternatives to these measures as an indication of our operating performance.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store”, “non-same-store” or discontinued operations. Same-store properties include properties that were owned for the entirety of the year being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the year being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the year being compared. We define redevelopment properties as those for which have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared.

(4) Lease rate growth is defined as the average percentage change in gross (excluding the impact of concessions) and effective rent (net of concessions) for a new or renewed lease compared to the prior lease based on the move-in date. The blended rate represents the weighted average of new and renewal lease rate growth achieved.

(5) Consists of retail centers not classified as discontinued operations: Takoma Park, Westminster, Concord Centre, Chevy Chase Metro Plaza, 800 S. Washington Street, Randolph Shopping Center, Montrose Shopping Center and Spring Valley Village. Pursuant to our Strategic Capital Allocation Plan, and following completion of the above described dispositions of our retail assets, we no longer report “Retail” as a separate operating segment.

(6) Represents total outstanding deferred rent net of the amount that has been repaid as of January 31, 2021

(7) Ending Occupancy is calculated as occupied square footage or multifamily units as a percentage of total square footage or total multifamily units, respectively, as of the last day of that period. Ending occupancy excludes the addition of the total rentable units at Trove, which began to lease up in the first quarter of 2020.

(8) Average Occupancy is based on monthly occupied net rentable square footage or monthly occupied multifamily units as a percentage of total net rentable square footage or total multifamily units, respectively.

(9) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a performance measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

Washington Real Estate Investment Trust

Ending Occupancy (i) Levels by Same-Store Properties (ii) and All Properties
	Ending Occupancy
	Same-Store Properties		All Properties
	4th QTR	4th QTR	4th QTR	4th QTR
Segment	2020	2019	2020	2019
Multifamily (iv)	93.7%	95.0%	94.3%	94.9%
Office	85.7%	88.4%	85.7%	89.6%
Other (iii)	86.5%	90.9%	86.5%	90.9%

Overall Portfolio (iv)	90.1%	92.0%	91.4%	92.8%
(i) Ending occupancy is calculated as occupied square footage or multifamily units as a percentage of total square footage or total multifamily units, respectively, as of the last day of that period. The occupied square footage for office and other properties includes short-term lease agreements.

(ii) Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or are ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which we have planned or are ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared. For Q4 2020 and Q4 2019, same-store properties exclude:

Acquisitions:
Multifamily - Assembly Alexandria, Assembly Manassas, Assembly Dulles, Assembly Leesburg, Assembly Herndon, Assembly Germantown, Assembly Watkins Mill and Cascade at Landmark
Development:
    Multifamily - Trove
Sold properties:
    Office - Quantico Corporate Center, 1776 G Street, John Marshall II, Monument II, and 1227 25th Street NW
Discontinued Operations:
Retail - Wheaton Park, Bradlee Shopping Center, Shoppes at Foxchase, Gateway Overlook, Olney Village Center, Frederick County Square, Centre at Hagerstown and Frederick Crossing

(iii) Same-Store Other consists of retail properties not classified as discontinued operations: Takoma Park, Westminster, Concord Centre, Chevy Chase Metro Plaza, 800 S. Washington Street, Randolph Shopping Center, Montrose Shopping Center and Spring Valley Village.

(iv) Ending occupancy excludes the addition of the total rentable units at Trove, which began to lease-up in the first quarter of 2020. Including Trove, multifamily ending occupancy was 90.9% and overall portfolio ending occupancy was 89.7% as of December 31, 2020.

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
OPERATING RESULTS	2020	2019	2020	2019
Revenue
Real estate rental revenue	$71,229	$80,667	$294,118	$309,180
Expenses
Real estate expenses	28,713	30,611	112,909	115,580
Depreciation and amortization	30,241	38,812	120,030	136,253
Real estate impairment	—	—	—	8,374
General and administrative expenses	5,988	6,265	23,951	26,068
	64,942	75,688	256,890	286,275
Other operating income
(Loss) gain on sale of real estate	(7,470)	61,007	(15,009)	59,961
Real estate operating income	(1,183)	65,986	22,219	82,866
Other income (expense)
Interest expense	(8,998)	(11,788)	(37,305)	(53,734)
Loss on interest rate derivatives	(560)	—	(560)	—
Loss on extinguishment of debt	(296)	—	(34)	—
	(9,854)	(11,788)	(37,899)	(53,734)
(Loss) income from continuing operations	(11,037)	54,198	(15,680)	29,132
Discontinued operations:
Income from operations of properties sold or held for sale	—	—	—	16,158
Gain on sale of real estate	—	—	—	339,024
Loss on extinguishment of debt	—	—	—	(764)
Income from discontinued operations	—	—	—	354,418
Net (loss) income	$(11,037)	$54,198	$(15,680)	$383,550

(Loss) income from continuing operations	$(11,037)	$54,198	$(15,680)	$29,132
Depreciation and amortization	30,241	38,812	120,030	136,253
Real estate impairment	—	—	—	8,374
Loss (gain) on sale of depreciable real estate	7,470	(61,007)	15,009	(59,961)
Funds from continuing operations	$26,674	$32,003	$119,359	$113,798
Income from discontinued operations	—	—	—	354,418
Discontinued operations real estate depreciation and amortization	—	—	—	4,926
Gain on sale of real estate	—	—	—	(339,024)
Funds from discontinued operations	—	—	—	20,320
NAREIT funds from operations (1)	$26,674	$32,003	$119,359	$134,118

Non-cash loss (gain) on extinguishment of debt	$296	$—	$(881)	$(244)
Tenant improvements and incentives	(6,250)	(6,857)	(13,212)	(15,898)
External and internal leasing commissions capitalized	(1,445)	(2,700)	(3,852)	(6,371)
Recurring capital improvements	(2,164)	(4,345)	(5,044)	(6,746)
Straight-line rents, net	82	(763)	(1,758)	(3,266)
Non-cash fair value interest expense	—	(178)	(59)	(778)
Non-real estate depreciation & amortization of debt costs	987	1,030	3,795	5,005
Amortization of lease intangibles, net	477	504	1,942	2,183
Amortization and expensing of restricted share and unit compensation	1,972	1,479	7,873	7,743
Funds available for distribution (9)	$20,629	$20,173	$108,163	$115,746

Washington Real Estate Investment Trust

		Three Months Ended December 31,		Twelve Months Ended December 31,
Per share data:		2020	2019	2020	2019
(Loss) income from continuing operations	(Basic)	$(0.13)	$0.66	$(0.20)	$0.36
	(Diluted)	$(0.13)	$0.66	$(0.20)	$0.36
Net (loss) income	(Basic)	$(0.13)	$0.66	$(0.20)	$4.75
	(Diluted)	$(0.13)	$0.66	$(0.20)	$4.75
NAREIT FFO	(Basic)	$0.32	$0.39	$1.44	$1.67
	(Diluted)	$0.32	$0.39	$1.44	$1.66

Dividends paid		$0.30	$0.30	$1.20	$1.20

Weighted average shares outstanding - basic		82,962	81,220	82,348	80,257
Weighted average shares outstanding - diluted		82,962	81,313	82,348	80,335
Weighted average shares outstanding - diluted (for NAREIT FFO)		83,093	81,313	82,516	80,335

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2020
	(unaudited)	December 31, 2019
Assets
Land	$551,578	$566,807
Income producing property	2,432,039	2,392,415
	2,983,617	2,959,222
Accumulated depreciation and amortization	(749,014)	(693,610)
Net income producing property	2,234,603	2,265,612
Properties under development or held for future development	37,615	124,193
Total real estate held for investment, net	2,272,218	2,389,805
Investment in real estate held for sale, net	—	57,028
Cash and cash equivalents	7,700	12,939
Restricted cash	603	1,812
Rents and other receivables	58,257	65,259
Prepaid expenses and other assets	71,040	95,149
Other assets related to properties sold or held for sale	—	6,336
Total assets	$2,409,818	$2,628,328

Liabilities
Notes payable, net	$945,370	$996,722
Mortgage notes payable, net	—	47,074
Line of credit	42,000	56,000
Accounts payable and other liabilities	58,773	71,136
Dividend payable	25,361	24,668
Advance rents	7,215	9,353
Tenant security deposits	9,990	10,595
Other liabilities related to properties sold or held for sale	—	718
Total liabilities	1,088,709	1,216,266

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued or outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 84,409 and 82,099 shares issued and outstanding, as of December 31, 2020 and December 31, 2019, respectively	844	821
Additional paid in capital	1,649,366	1,592,487
Distributions in excess of net income	(298,860)	(183,405)
Accumulated other comprehensive (loss) income	(30,563)	1,823
Total shareholders' equity	1,320,787	1,411,726

Noncontrolling interests in subsidiaries	322	336
Total equity	1,321,109	1,412,062

Total liabilities and equity	$2,409,818	$2,628,328

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended December 31, 2020	Multifamily	Office	Corporate and other	Total
Same-store net operating income (3)	$14,373	$17,680	$2,497	$34,550
Add: Net operating income from non-same-store properties (3)	6,758	1,208	—	7,966
Total net operating income (2)	$21,131	$18,888	$2,497	$42,516
Deduct:
Depreciation and amortization				(30,241)
General and administrative expenses				(5,988)
Interest expense				(8,998)
Loss on interest rate derivatives				(560)
Loss on extinguishment of debt				(296)
Loss on sale of real estate				(7,470)
Net loss				$(11,037)

Three months ended December 31, 2019	Multifamily	Office	Corporate and other	Total
Same-store net operating income (3)	$15,485	$20,244	$3,235	$38,964
Add: Net operating income from non-same-store properties (3)	6,427	4,665	—	11,092
Total net operating income (2)	$21,912	$24,909	$3,235	$50,056
Add/(deduct):
Depreciation and amortization				(38,812)
General and administrative expenses				(6,265)
Interest expense				(11,788)
Gain on sale of real estate				61,007
Net income				$54,198

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Twelve months ended December 31, 2020	Multifamily	Office	Corporate and Other	Total
Same-store net operating income(3)	$60,078	$75,409	$11,404	$146,891
Add: Net operating income from non-same-store properties(3)	26,852	7,466	—	34,318
Total net operating income(2)	$86,930	$82,875	$11,404	$181,209
Deduct:
Depreciation and amortization				(120,030)
General and administrative expenses				(23,951)
Interest expense				(37,305)
Loss on interest rate derivatives				(560)
Loss on extinguishment of debt				(34)
Loss on sale of real estate				(15,009)
Net loss				$(15,680)

Twelve months ended December 31, 2019	Multifamily	Office	Corporate and Other	Total
Same-store net operating income(3)	$60,638	$81,205	$13,468	$155,311
Add: Net operating income from non-same-store properties(3)	16,358	21,931	—	38,289
Total net operating income(2)	$76,996	$103,136	$13,468	$193,600
Add/(deduct):
Depreciation and amortization				(136,253)
General and administrative expenses				(26,068)
Real estate impairment				(8,374)
Interest expense				(53,734)
Gain on sale of real estate				59,961
Income from continuing operations				29,132
Discontinued operations:
Income from operations of properties sold or held for sale				16,158
Gain on sale of real estate				339,024
Loss on extinguishment of debt				(764)
Net income				$383,550

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended December 31,		Twelve Months Ended December 31,
		2020	2019	2020	2019
Net (loss) income		$(11,037)	$54,198	$(15,680)	$383,550
Add:
Real estate depreciation and amortization		30,241	38,812	120,030	136,253
Loss (gain) on sale of depreciable real estate		7,470	(61,007)	15,009	(59,961)
Real estate impairment		—	—	—	8,374
Discontinued operations:
Gain on sale of real estate		—	—	—	(339,024)
Real estate depreciation and amortization		—	—	—	4,926
NAREIT funds from operations (1)		26,674	32,003	119,359	134,118
Add:
Restructuring expenses		—	270	—	3,019
Loss on extinguishment of debt		296	—	34	764
Loss on interest rate derivatives		560	—	560	—
Core funds from operations (1)		$27,530	$32,273	$119,953	$137,901

		Three Months Ended December 31,		Twelve Months Ended December 31,
Per share data:		2020	2019	2020	2019
NAREIT FFO	(Basic)	$0.32	$0.39	$1.44	$1.67
	(Diluted)	$0.32	$0.39	$1.44	$1.66
Core FFO	(Basic)	$0.33	$0.40	$1.45	$1.71
	(Diluted)	$0.33	$0.40	$1.45	$1.71

Weighted average shares outstanding - basic		82,962	81,220	82,348	80,257
Weighted average shares outstanding - diluted (for NAREIT and Core FFO)		83,093	81,313	82,516	80,335